Exhibit 99.1

Life Time Appoints Donna Coallier to Board of Directors

CHANHASSEN, Minn. (June 29, 2022) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced that Donna Coallier has been appointed to serve on its Board of Directors effective July 1, 2022. Additionally, Ms. Coallier will serve on the Company’s Audit Committee beginning August 15, 2022.

To this position, Ms. Coallier brings significant experience in finance, accounting and strategy having served as a partner at PricewaterhouseCoopers (“PwC”), a multinational professional services and accounting firm, from 1998 to 2017. While with PwC, Ms. Coallier was as an accounting consultant and lead assurance partner for clients. She also oversaw several business units, functions and special project teams, most recently leading the Retail and Consumer Products sector for the Global Capital Allocation Services and Valuation practices. Since 2019, Ms. Coallier has served as Trustee and Board of Health President for the Township of South Orange Village, New Jersey, and lead Trustee for the Township’s Community Care & Justice program, which engages community members in designing and traveling their own wellness journeys, since its inception in 2020. Prior to PwC, Ms. Coallier held roles at the Securities and Exchange Commission, Coopers & Lybrand, and Grant Thornton.

Commenting on Ms. Coallier’s appointment, Life Time Founder, Chairman and Chief Executive Officer, Bahram Akradi, said, “Donna’s finance and accounting expertise, paired with her extensive experience in advising companies, makes her a highly-qualified addition to our Board and Audit Committee. I’m very excited to have her join our Board and lend her expertise as we continue to deliver the best healthy way of life destinations, programs and experiences to our members.”

With the addition of Ms. Coallier, Life Time’s Board will have 12 members.

About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of nearly 160 athletic country clubs across the United States and Canada. The Company's healthy way of life communities address all aspects of healthy living, healthy aging and healthy entertainment for those 90 days to 90+ years with integrity and respect for everyone. With a team of more than 30,000, Life Time is committed to providing the best programs and experiences through its athletic country clubs, iconic athletic events and via a complementary and comprehensive digital platform.

Contacts
Investors
John Rouleau, ICR // investorrelations@lifetime.life

Media
Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lifetime.life or 952-229-7435